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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

 ADVANCED LIGHTING TECHNOLOGIES AUTHORIZES ADDITIONAL SHARES AND ESTABLISHES AN
           EMPLOYEE OPTION PLAN AT ITS DSI OPTICAL COATING SUBSIDIARY

CLEVELAND, OH, OCTOBER 30, 2000- ADVANCED LIGHTING TECHNOLOGIES, INC. (Nasdaq:
ADLT) today announced that the Company's Board of Directors approved increasing the number of DSI authorized shares of common stock from 850 shares to 100 million shares. Management has indicated that the increase in authorized shares of DSI common stock will provide the Company a structure that rewards both our existing employees in the DSI optical subsidiary, as well as the ability to attract new DSI employees with outstanding industry qualifications. Key to accomplishing this was the Board approving a DSI stock incentive plan containing both options and the ability for employees to purchase DSI common stock. Initially, ADLT will hold 50 million shares and ten million shares will be available for stock incentive plans.

ADLT Chairman and Chief Executive Officer Wayne R. Hellman commented, "As we announced in April, the Company stated that it was proceeding down a path to maximize shareholder value at its DSI operations. Last month ADLT raised $23 million in an ADLT common share sale to provide funding for capital expenditures and research and development at its DSI operations in Santa Rosa, California. This month our stock incentive plan was formalized. Those two events were a necessity in providing the employee focus and resources to allow DSI to fulfill its vision as a major provider of telecommunications passive optical components."

DSI, a wholly-owned subsidiary of Advanced Lighting Technologies, Inc., is an advanced thin film coating company with a telecommunications business unit in Santa Rosa, California. Current products include WDM filters, highly reflective films for DWDM applications, and optical fiber assemblies and micro-optics that reduce insertion losses in DWDM, metro, and optical switching systems. DSI's patented and proprietary coating equipment, advanced thin film processes, and measurement capabilities are used in many of these products and systems.

Mr. Hellman further commented, "One of DSI's goals is to produce and qualify 200 GHz and 100 GHz DWDM filters produced with conventional technology early next year. In addition, we expect to demonstrate that DSI's proprietary MicroDyn(TM) coating technology can produce DWDM filters at significantly higher throughput resulting in substantially lower unit costs than the conventional technologies now used to produce the world's DWDM optical filters."


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Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. As discussed in the Company's SEC filings, covenants in the Company's bank credit facility, the indenture relating to the Company's 8% Senior Notes and the Company's agreements with General Electric Company limit certain corporate actions. As a result, implementation of certain strategic alternatives relating to the telecommunications unit may require consent or require replacement of these ADLT financing sources. The Company has no assurance that such consents or replacement financing can be obtained in a manner to permit timely implementation of these strategic alternatives. Other risks and uncertainties include the timely development and market acceptance of new products, the ability to provide adequate incentives to retain and attract key employees, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K for the fiscal year ended June 30, 2000. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim, and Australia.

For further information, contact:
Lisa Barry
Advanced Lighting Technologies, Inc.
440/836-7111